Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Robert J. Rivet (“Executive” or “you”) and Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from the Company.

1. Separation. You agree that your separation from the Company shall be effective as of March 31, 2011 (the “Separation Date”), and as of such date you shall cease to be employed in any capacity by, and shall no longer hold any office or position with, any of the Company and each and every subsidiary, parent, joint venture or other affiliated entity of the Company; provided, however, that (i) effective February 8, 2011, you ceased to serve as an executive officer of the Company, and (ii) during the period from the close of business on February 18, 2011, through March 31, 2011, you will not be required to report to the Company’s offices but must be readily accessible to the Company to perform such duties as reasonably required by the Company, which duties may include, but are not limited to, consultation and guidance regarding the Company’s business affairs and matters. You agree to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of the immediately preceding sentence.

2. Accrued Benefits. You will be entitled to receive (a) your full earned but unpaid base salary accrued through the Separation Date, (b) cash payment for any accrued but unused vacation days, (c) unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not heretofore paid, (d) vested amounts payable to you under the Company’s 401(k) plan and the Company’s Deferred Income Account Plan in accordance with the terms of such plans and applicable law, and (e) any vested amounts to which you are entitled as of the Separation Date with respect to any equity award previously granted to you by the Company in accordance with the terms and conditions of the applicable plan and award agreement, in each event subject to applicable withholdings. For the avoidance of doubt, you acknowledge and agree that the schedule attached as Exhibit B accurately sets forth the information with respect to all of your outstanding options to acquire shares of common stock of the Company, including, but not limited to, the number of exercisable shares under each such option as of the Separation Date (as set forth in the column titled “Exercisable”) and the date until which each such option may be exercised with respect to such exercisable shares (as set forth in the column titled “Exercisable Until”). In addition, if you timely elect continued group medical and dental coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), you will be eligible for such continued coverage in accordance with the terms of such plans and COBRA.

3. Special Consideration. In consideration of your execution of this Agreement and your compliance with its terms and conditions, the Company agrees to pay you (subject to the terms and conditions set forth in this Agreement) a discretionary 2010 bonus (the “Special Consideration”) under the Company’s Executive Incentive Plan in the amount of $500,000.00, less applicable withholdings, which amount (a) exceeds any payment and benefits to which you are otherwise entitled, and (b) will be paid on March 24, 2011.

4. No Other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, (a) you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company, and (b) after the Separation Date, you shall not receive any base salary, annual bonus, other cash compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, expense reimbursement, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company. For the avoidance of doubt, you acknowledge and agree that any and all equity or other awards that are not vested as of the Separation Date (including, but not limited to, the 68,750 restricted stock units previously granted to you, as described in that certain memorandum from Harry Wolin to you dated July 1, 2010) are terminated and forfeited in full, and you are not entitled to receive any cash, shares of common stock of the Company, or other compensation with respect thereto.

5. Release and Waiver.

(a) You agree that, in consideration of this Agreement, you hereby waive, release and forever discharge any and all claims and rights of any kind, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you ever had, now have or may have against the Company and any of its subsidiaries, joint ventures or affiliated companies, and their respective predecessors in interest, successors and assigns, current and former officers, agents, managers, partners, directors, stockholders, representatives, attorneys, servants, third party workers, insurers, employees, benefits committees, employee benefit programs and the trustees, administrators, fiduciaries and insurers of such programs, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Agreement arising out of, during or relating to your employment or services with the Company and all of its subsidiaries, affiliates, and joint ventures or the termination of such employment or services, except as provided below. This waiver and release includes, but is not limited to, any claims or rights which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal, state or local laws, statutes, regulations, rules, ordinances, executive orders or other legal restrictions, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining and Notification Act, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act, and the California Fair Employment and Housing Act; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, Texas, or any applicable state or local jurisdiction.

Notwithstanding the foregoing, nothing contained in this paragraph 5(a) shall (i) subject to paragraphs 5(c) and 5(d) and the ADEA Release (as defined in paragraph 5(d)) at Exhibit A, impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”); (ii) be construed to prohibit you from bringing appropriate proceedings to enforce this Agreement; (iii) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors’ and officers’ liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that you have; or (iv) affect any rights as a stockholder of the Company that you have.

(b) For the purpose of implementing a full and complete release, you understand and agree that this Agreement is intended to waive and release all claims, if any, which you may have and which you may not now know or suspect to exist in your favor against the Company and any of its subsidiaries, joint ventures or affiliated companies, and their respective predecessors in interest, successors and assigns, current and former officers, agents, directors, stockholders, representatives, attorneys, third party workers, insurers, employees, benefits committees, employee benefit programs and the trustees, administrators, fiduciaries and insurers of such programs, and their respective successors and assigns, heirs, executors and personal and legal representatives, and this Agreement extinguishes those claims. Accordingly, you expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c) By signing this Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf. This Agreement shall not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, you acknowledge and agree that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. The Company has advised you to consult with an attorney of your choosing prior to signing this Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Agreement and the ADEA Release (as defined in paragraph 5(d)) with an attorney.

(d) In accordance with the ADEA release contained in Exhibit A hereto (the “ADEA Release”), you shall have twenty-one (21) days from the date of this Agreement to consider the ADEA Release and, once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release. If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution of the ADEA Release (the “Effective Date”).

6. Continuing Obligations. You acknowledge and affirm your continuing obligations under that certain Agreement you signed on October 5, 2000 (the “Confidentiality Agreement”).

7. Confidential Information; Nondisclosure. You acknowledge and affirm your continuing obligations not to use or disclose any of the trade secrets or other confidential or proprietary information of the Company and its subsidiaries, affiliates and joint ventures (collectively, the “Company Entities”) at any time. You further acknowledge and affirm that while employed by the Company, you have had access to, acquired and/or assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of the Company Entities, including, but not limited to, product information, product plans, personnel data regarding employees of the Company Entities (including, but not limited to, compensation data), legal or business strategies, and other information of a similar nature not available to the public. For the avoidance of doubt, any information relating to the antitrust litigation between the Company and Intel Corporation/Intel Kabushiki Kaisha that was settled in November 2009 (the “Intel Litigation”) shall be deemed to be confidential and proprietary information. You agree to keep confidential and not to disclose or use, either directly or indirectly, such confidential or proprietary information, without the prior written consent of the Board of Directors of the Company, or until the information otherwise becomes public knowledge (other than by acts of Executive or his agents or representatives). Nothing in this Agreement shall supersede or relieve you of any confidentiality and/or nondisclosure obligations under any prior confidentiality or other agreement with the Company, at common law, or pursuant to the attorney-client privilege, all of which shall be cumulative.

8. Company Property. On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, cell phones, credit cards, building-access cards and keys, other electronic equipment, and any records, documents, software, e-mails or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company’s confidential information.

9. Nondisparagement. You agree that you will not, with intent to damage, disparage or encourage or induce others to disparage any of the Company, its subsidiaries, affiliates and joint ventures, together with all of their respective past and present directors and officers and each of their predecessors in interest, successors and assigns (collectively, the “Company Entities and Persons”). Nothing in this Agreement is intended to or shall prevent you from providing or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. You agree that you will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

10. Cooperation. Prior to and after the Separation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries, joint ventures and affiliates, at any level, and any of their officers, directors, stockholders, or employees: (a) concerning requests for information about the business of the Company or its subsidiaries, joint ventures or affiliates or your involvement and participation therein, (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company, and (c) with respect to transition and succession matters. Your cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

11. Noncompetition Covenant. Executive agrees that for a period of twelve (12) months after the Separation Date, without the prior written consent of the Board of Directors of the Company, Executive will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is competitive with the business conducted by any of the Company Entities (as conducted now or during the term of Executive’s employment with any of the Company Entities), or engage in any other activities that conflict with Executive’s obligations to the Company.

12. Nonsolicitation Covenant. Executive agrees that for a period of twelve (12) months after the Separation Date, without the prior written consent of the Board of Directors of the Company, Executive will not do any of the following:

(a) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person, either directly or indirectly, to direct his, her or its purchase of any of the Company Entities’ products and/or services to any person, firm, corporation, institution or other entity in competition with the business of any of the Company Entities; and

(b) Solicit Personnel. Solicit or influence or attempt to influence any person employed by any of the Company Entities or any consultant then retained by any of the Company Entities to terminate or otherwise cease his employment or consulting relationship with any of the Company Entities or become an employee of or consultant to any competitor of any of the Company Entities.

13. No Admission. This Agreement is not intended, and shall not be construed, as an admission that either you or any of the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

14. Failure of Consideration. You acknowledge and agree that your obligations under paragraphs 6, 7, 9, 10, 11, and 12 are material inducements for, and a substantial portion of, the consideration for the Company agreeing to pay and provide you with the Special Consideration described in paragraph 3. You further acknowledge and agree that the Company would be irreparably injured by a violation by you of paragraphs 6, 7, 9, 10, 11, and/or 12, and that in the event of any breach or threatened breach by you of paragraphs 6, 7, 9, 10, 11, and/or 12, (i) you shall not be entitled to receive the Special Consideration described in paragraph 3, and (ii) if, and to the extent, such breach or threatened breach occurs after you have received all or any portion of the Special Consideration described in paragraph 3, you agree that the Company will be entitled to enjoin any such breach or threshold breach and you agree to immediately return the Special Consideration to the Company, not as a penalty or forfeiture, and the Company shall, in addition to any other legal and equitable remedies available to it, be entitled to recover the Special Consideration from you not as a penalty or forfeiture, plus attorneys fees and other costs incurred by the Company in obtaining such relief.

15. Taxes. The parties hereto acknowledge and agree that the form and timing of the Special Consideration and any other payments and benefits to be provided pursuant to this Agreement are intended to comply with one or more exceptions to the requirements of Section 409A of the Code and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties hereto further acknowledge and agree that for purposes of Section 409A you do not have discretion with respect to the timing of the payment of any amounts provided under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, joint ventures, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

16. Enforcement. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return to the Company property that relates to the maintenance of security of the Company Entities and each of their successors and assigns, or your breach or threatened breach of paragraph 6, 7, 9, 10, 11, and/or 12 of this Agreement, shall entitle the Company to obtain from any court of competent jurisdiction, in addition to any other remedies, a restraining order, injunction or other equitable relief without the necessity of a hearing or posting a bond.

17. Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to withholding of applicable federal, state and local taxes.

18. Successors. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, legal and personal representatives, successors and assigns.

19. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.

20. Entire Agreement. You acknowledge that this Agreement constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons; provided, however, that notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Agreement.

21. Effective Date. You may accept this Agreement by signing it and the ADEA Release and returning them to the Company’s General Counsel, Harry Wolin, at Advanced Micro Devices, Inc., 7171 Southwest Pkwy, Austin, Texas 78735, e-mail address: harry.wolin@amd.com. The effective date of this Agreement shall be the date it is signed by both parties, provided that the provisions of paragraph 3 shall not become effective until the Effective Date, as defined in paragraph 5(d). In the event you do not accept this Agreement (including the ADEA Release) as set forth in this paragraph 21, this Agreement, including but not limited to the obligation of the Company hereunder to pay the Special Consideration to you, shall be deemed automatically null and void.

22. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

Signatures:	/s/ Robert J. Rivet	Date:	2/18/11
Robert J. Rivet

ADVANCED MICRO DEVICES, INC.

By:	Thomas J. Seifert	Date:	2/22/11
Name:	Thomas Seifert
Title:	CFO and Interim CEO

EXHIBIT A

WAIVER OF RIGHTS UNDER THE

AGE DISCRIMINATION AND EMPLOYMENT ACT

Robert Rivet (“Executive” or “you”) knowingly and voluntarily, on behalf of yourself and your agents, attorneys, successors, assigns, heirs and executors, releases and forever discharges Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and all of its subsidiaries, joint ventures and affiliates, together with all of their respective past and present directors, managers, officers, stockholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to his or her employment with, or the business affairs of the Company) and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), whether known or unknown, suspected or unsuspected, which you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, arising on or before the date this ADEA Release (as defined below) is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (this “ADEA Release”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney’s fees, costs, expenses, and any other type of damage or relief. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.

The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to this ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company’s General Counsel prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release shall be null and void.

IN WITNESS WHEREOF, Executive has executed this ADEA Release as of the date set forth below.

/s/ Robert J. Rivet
Robert J. Rivet

2/18/11
Date

EXHIBIT B

ADVANCED MICRO DEVICES, INC.
Options/Fully Vested with Exercisable Shares

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised	Vested	Unvested	Exercisable	Expiration Date	Exercisable Until
Rivet, Robert J	025993	109870	04/25/2001	96/NQ	25,000	$26.90	0	25,000	Fully Vested	25,000	04/25/2011	04/25/2011
		113566	07/19/2001	96/NQ	25,000	$21.08	0	25,000	Fully Vested	25,000	07/19/2011	07/19/2011
		119429	11/08/2001	96/NQ	50,000	$12.40	25,000	50,000	Fully Vested	25,000	11/08/2011	11/08/2011
		119455	11/26/2001	96/NQ	25,000	$14.15	0	25,000	Fully Vested	25,000	11/26/2011	11/26/2011
		122476	10/25/2001	96/NQ	150,000	$10.26	0	150,000	Fully Vested	150,000	10/25/2011	10/25/2011
		126062	04/24/2002	96/NQ	25,000	$11.69	0	25,000	Fully Vested	25,000	04/24/2012	03/31/2012
		126306	07/24/2002	96/NQ	25,000	$8.46	0	25,000	Fully Vested	25,000	07/24/2012	03/31/2012
		139349	05/01/2003	96/NQ	31,250	$7.36	0	31,250	Fully Vested	31,250	05/01/2013	03/31/2012
		139467	08/01/2003	96/NQ	31,250	$7.16	0	31,250	Fully Vested	31,250	08/01/2013	03/31/2012
		140637	10/31/2003	96/NQ	31,250	$15.20	0	31,250	Fully Vested	31,250	10/31/2013	03/31/2012
		141834	02/02/2004	96/NQ	31,250	$14.64	0	31,250	Fully Vested	31,250	02/02/2014	03/31/2012
		145716	04/30/2004	2004/NQ	31,250	$14.22	0	31,250	Fully Vested	31,250	04/30/2011	04/30/2011
		152494	07/28/2004	2004/NQ	31,250	$11.33	0	31,250	Fully Vested	31,250	07/28/2011	07/28/2011
		152573	10/25/2004	2004/NQ	31,250	$15.50	0	31,250	Fully Vested	31,250	10/25/2011	10/25/2011
		156207	02/03/2005	2004/NQ	31,250	$16.66	0	31,250	Fully Vested	31,250	02/03/2012	02/03/2012
		161293	04/28/2005	2004/NQ	30,000	$14.16	0	30,000	Fully Vested	30,000	04/28/2012	03/31/2012
		161978	07/27/2005	2004/NQ	30,000	$20.10	0	30,000	Fully Vested	30,000	07/27/2012	03/31/2012
		166663	05/04/2006	2004/NQ	18,750	$33.95	0	18,750	Fully Vested	18,750	05/04/2013	03/31/2012
		166829	07/25/2006	2004/NQ	18,750	$17.81	0	18,750	Fully Vested	18,750	07/25/2013	03/31/2012
		166852	10/24/2006	2004/NQ	18,750	$20.32	0	18,750	Fully Vested	18,750	10/24/2013	03/31/2012
		167006	02/15/2007	2004/NQ	18,750	$14.83	0	18,750	Fully Vested	18,750	02/15/2014	03/31/2012
		167021	05/15/2007	2004/NQ	25,000	$15.40	0	25,000	Fully Vested	25,000	05/15/2014	03/31/2012
		167233	08/15/2007	2004/NQ	25,000	$11.95	0	25,000	Fully Vested	25,000	08/15/2014	03/31/2012
		167430	11/15/2007	2004/NQ	25,000	$12.70	0	25,000	Fully Vested	25,000	11/15/2014	03/31/2012
		167509	02/15/2008	2004/NQ	25,000	$6.45	0	25,000	Fully Vested	25,000	02/15/2015	03/31/2012

Options/Not fully Vested

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised	Vested	Unvested	Exercisable	Expiration Date	Exercisable Until
Rivet, Robert J	025993	170246	05/15/2008	2004/NQ	55,000	$7.41	0	50,416	4,584	50,416	05/15/2015	03/31/2012
		170277	08/15/2008	2004/NQ	55,000	$5.64	0	50,416	4,584	50,416	08/15/2015	03/31/2012
		170399	11/15/2008	2004/NQ	55,000	$2.43	0	51,416	4,584	50,416	11/15/2015	03/31/2012
		170405	11/15/2008	2004/NQ	220,000	$2.43	0	164,997	55,003	164,997	11/15/2015	03/31/2012
		170800	02/15/2009	2004/NQ	55,000	$2.42	0	51,416	4,584	51,416	02/15/2016	03/31/2012
		170955	05/15/2009	2004/NQ	81,250	$4.01	0	47,399	33,851	47,399	05/15/2016	03/31/2012
		171042	08/15/2009	2004/NQ	81,250	$3.69	0	47,396	33,854	47,396	08/15/2016	03/31/2012
		171140	11/15/2009	2004/NQ	81,250	$6.53	0	47,396	33,854	47,396	11/15/2016	03/31/2012
		171351	02/15/2010	2004/NQ	81,250	$7.87	0	47,394	33,856	47,394	02/15/2017	03/31/2012